Exhibit 99.1

Media Contact:
Sue Stricklin
Vice President, Marketing

Home Savings
sstricklin@homesavings.com
(330) 742-0638

FOR IMMEDIATE RELEASE

United Community Financial Corp. Announces New Board Member

YOUNGSTOWN, Ohio (September 23, 2009) – United Community Financial Corp. (NASDAQ: UCFC), holding company for The Home Savings Loan Company, is pleased to welcome F. Scott O’Donnell as the newest member of both the UCFC and Home Savings Boards of Directors effective immediately.

O’Donnell founded O’Donnell & Associates, LTD, which was formed in 2007 to provide specialized services to banks, boards of directors and individuals interested in the banking industry. Prior to this, he served as Executive Vice President and Director and Senior Credit Officer for a small regional bank and its holding company in eastern Ohio, as well as an executive officer responsible for credit quality in the affiliate banks of the Society Corporation (now known as Key Corp) in Cleveland, Ohio, which included credit policies, Board reporting and internal loan review.

In 1999, O’Donnell was appointed Superintendent of Financial Institutions for the State of Ohio. This position substantially expended his responsibilities to include the supervision of savings and loans, credit unions and various consumer credit organizations, as well as banks. During this time, he also oversaw the chartering and regulatory oversight of these financial institutions while developing close working relationships with federal regulators who shared supervisory responsibilities. “Mr. O’Donnell brings with him more than 25 years of experience in the banking industry and with regulatory agencies,” said Douglas M. McKay, Chairman of the Board and Chief Executive Officer of United Community Financial Corp. and Chairman of the Board of Home Savings. “His unique combination of experiences well suits him to assist and support the missions of both Home Savings and United Community and we feel very fortunate to have him on board.”

O’Donnell is a member of the Ohio Community Bankers Association and previously served as a Director Member of the Conference of Bank Supervisors, as well as a past member of the Ohio Bankers League and the Ohio Bankers Association. He currently resides in Avon Lake, Ohio, with his wife Ann.

A wholly-owned subsidiary of United Community Financial Corp., Home Savings operates 39 full-service banking offices and six loan production offices located throughout Ohio and western Pennsylvania. Additional information on UCFC and Home Savings may be found at www.ucfconline.com.